Exhibit 99.1

Atkore International Group Inc. Announces First Quarter 2021 Results

•Net sales of $511.1 million, up 14.2% versus prior year
•Diluted earnings per share of $1.75; Adjusted net income per diluted share of $1.88
•Net income of $85.1 million; Adjusted EBITDA of $137.0 million
•Board of Directors approved share repurchase program on January 28, 2021, under which the Company may repurchase up to $100 million of its outstanding common stock over the next two years
•Full-year Net sales expected to be up 16% - 20% compared to fiscal year 2020
•Full-year Adjusted EBITDA outlook increased to $440 million - $460 million; Full-year Adjusted net income per diluted share outlook increased to $5.65 - $5.95

HARVEY, IL. — February 2, 2021 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2021 first quarter ended December 25, 2020 and plans to change its name to Atkore Inc.

“Atkore started fiscal year 2021 with another record quarter driven by strong performance across our businesses. In particular, we had better-than-expected results in our PVC electrical conduit business where we met increasing market demand amidst industry supply constraints through successful implementation of the Atkore Business System,” commented Bill Waltz, Atkore President and Chief Executive Officer. “Across Atkore, our teams continued to prioritize delivering excellent and reliable service to our customers, driving $511 million in net sales, while adhering to our health and safety policies. I want to thank them for their outstanding commitment to this level of operational execution."

“We raised our outlook for the fiscal year to reflect the results we achieved in the first quarter and the outsized growth in the PVC electrical conduit business we expect to continue through the second quarter. With a strong balance sheet and a focus on driving value creation, we will continue to prudently deploy capital through a combination of investing in our business, returning capital to our shareholders and paying down debt. Our new share repurchase authorization underscores our confidence in our ability to continue to grow earnings and generate strong cash flows.”

2021 First Quarter Results

Effective in the first quarter of fiscal 2021, the Company renamed and redefined its reportable segments as “Electrical” and “Safety & Infrastructure.” See Segment Redefinition and Realignment discussion below.

	Three months ended
(in thousands)	December 25, 2020	December 27, 2019	Change	% Change
Net sales
Electrical	$387,145	$324,547	$62,598	19.3%
Safety & Infrastructure	124,765	123,508	1,257	1.0%
Eliminations	(828)	(607)	(221)	36.4%
Consolidated operations	$511,082	$447,448	$63,634	14.2%

Net income	$85,066	$34,790	$50,276	144.5%

Adjusted EBITDA
Electrical	$133,273	$68,119	$65,154	95.6%
Safety & Infrastructure	14,252	18,727	(4,475)	(23.9)%
Unallocated	(10,535)	(9,136)	(1,399)	15.3%
Consolidated operations	$136,990	$77,710	$59,280	76.3%

Net sales increased by $63.6 million, or 14.2%, to $511.1 million for the three months ended December 25, 2020, compared to $447.4 million for the three months ended December 27, 2019. The increase in net sales is primarily attributed to increased average selling prices of $81.2 million which was mostly driven by the PVC electrical conduit and fittings product category

Exhibit 99.1

within the Electrical segment, partially offset by lower volume of $27.8 million primarily attributed to declines in the armored cable and fittings and the metal electrical conduit and fittings product categories within the Electrical segment.

Gross profit increased by $72.3 million, or 61.9%, to $189.2 million for the three months ended December 25, 2020, as compared to $116.8 million for the prior-year period. Gross margin increased to 37.0% for the three months ended December 25, 2020, as compared to 26.1% for the prior-year period. Gross profit increased primarily due to higher average selling prices of $81.2 million and favorable inventory valuation reserve adjustments, partially offset by higher input costs of steel, copper and resin of $22.9 million above the pass through impact of average selling prices.

Net income increased by $50.3 million, or 144.5%, to $85.1 million for the three months ended December 25, 2020 compared to $34.8 million for the prior-year period primarily due to higher gross profit and lower interest expense, partially offset by higher income tax expense.

Adjusted EBITDA increased by $59.3 million, or 76.3%, to $137.0 million for the three months ended December 25, 2020 compared to $77.7 million for the three months ended December 27, 2019. The increase was primarily due to higher gross profit.

Diluted earnings per share prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") was $1.75 for the three months ended December 25, 2020, as compared to $0.71 in the prior-year period. Adjusted net income per diluted share increased by $0.94 to $1.88 for the three months ended December 25, 2020, as compared to $0.94 in the prior year period. The increase in diluted earnings per share and adjusted net income per share is primarily attributed to higher gross profit and lower interest expense.

Segment Results

Electrical

Net sales increased by $62.6 million, or 19.3%, to $387.1 million for the three months ended December 25, 2020 compared to $324.5 million for the three months ended December 27, 2019. The increase in net sales is primarily attributed to increased average selling prices of $81.4 million which was mostly driven by the PVC electrical conduit and fittings product category, partially offset by lower volume of $29.4 million primarily attributed to declines in the armored cable and fittings and the metal electrical conduit and fittings product categories.

Adjusted EBITDA for the three months ended December 25, 2020 increased by $65.2 million, or 95.6%, to $133.3 million from $68.1 million for the three months ended December 27, 2019. Adjusted EBITDA margins increased to 34.4% for the three months ended December 25, 2020 compared to 21.0% for the three months ended December 27, 2019. The increase in Adjusted EBITDA was largely due to higher average selling prices in relation to changes in input costs and operational efficiencies.

Safety & Infrastructure

Net sales increased by $1.3 million, or 1.0%, for the three months ended December 25, 2020 to $124.8 million compared to $123.5 million for the three months ended December 27, 2019. The increase is primarily attributed to higher volume of $1.6 million primarily in the mechanical pipe product category.

Adjusted EBITDA decreased by $4.5 million, or 23.9%, to $14.3 million for the three months ended December 25, 2020 compared to $18.7 million for the three months ended December 27, 2019. Adjusted EBITDA margins decreased to 11.4% for the three months ended December 25, 2020 compared to 15.2% for the three months ended December 27, 2019. The Adjusted EBITDA decrease is primarily due to the timing lag in reflecting the rising input costs of steel in average selling prices.

Share Repurchase Program

On January 28, 2021, the Board of Directors approved a share repurchase program, under which the Company may repurchase up to $100 million of its outstanding common stock over the next two years. The Company will conduct repurchases under the new program in the open market and through broker negotiated purchases in compliance with Rule 10b-18 of the Securities

Exhibit 99.1

Exchange Act of 1934, as amended, and subject to market conditions, applicable legal requirements, and other relevant factors. The share repurchase program will be funded from the company’s available cash balances. This share repurchase program does not obligate the company to acquire any particular amount of common stock, and it may be terminated at any time at the Company’s discretion.

Segment Redefinition and Realignment and Company Name Change

During the first quarter, Atkore made the decision to rename and reorganize its two reportable segments to better reflect each segment’s value proposition and go to market approach.

The Electrical Raceway segment, which was renamed as the Electrical segment, manufactures high quality products used in the construction of electrical power systems including conduit, cable, and installation accessories. This segment serves contractors in partnership with the electrical wholesale channel.

The Mechanical Products & Solutions segment, which was renamed as the Safety & Infrastructure segment, designs and manufactures solutions including metal framing, mechanical pipe, perimeter security, and cable management for the protection and reliability of critical infrastructure. These solutions are marketed to contractors, original equipment manufacturers and end users.

Effective in the first quarter of fiscal 2021, the Company also implemented the realignment of its segment financial reporting structure such that its domestic cable management and prefabrication modular businesses are now reflected in its Safety & Infrastructure segment. These businesses were previously reflected within the Electrical Raceway segment. Prior year results have been revised for the impact of the realignment for comparability. Quarterly historical segment financial information for fiscal 2020 and annual historical segment financial information for fiscal 2020 and 2019 have been provided in the attached financial schedules.

Consistent with recent rebranding activities, the Company’s Board of Directors has approved implementation of a name change from Atkore International Group Inc. to Atkore Inc. The Company will continue to use the ticker symbol ATKR.

Full-Year Outlook

Based on market trends and Atkore’s continued execution, the Company is increasing its outlook for Net sales, Adjusted EBITDA and Adjusted net income per diluted share for fiscal year 2021. The Company expects Net Sales to be up approximately 16% to 20%, and Adjusted EBITDA to be in the range of $440 to $460 million, up approximately $100 million dollars versus the prior outlook. In addition, the Company expects Adjusted net income per diluted share to be in the range of $5.65 - $5.95. This updated outlook reflects Atkore’s expectation that the strong demand and industry supply constraints in the PVC electrical conduit business will continue through the second quarter and that they will normalize in the back half of the year.

In light of these trends and the current environment, the Company is also providing its initial perspective on fiscal year 2022. The Company expects fiscal year 2022 Adjusted EBITDA to be approximately $400 million, which is in line with historical double digit growth rates when compared to fiscal year 2020. The Company notes that this perspective may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Reconciliations of the forward-looking full-year 2021 outlook for Adjusted EBITDA and Adjusted net income per diluted share and full-year 2022 outlook for Adjusted EBITDA are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Exhibit 99.1

Conference Call Information

Atkore management will host a conference call today, February 2, 2021, at 8 a.m. Eastern time, to discuss the Company's financial results. The conference call may be accessed by dialing (833) 968-2233 (domestic) or (825) 312-2056 (international). The call will be available for replay until February 16, 2021. The replay can be accessed by dialing (800) 585-8367 for domestic callers, or for international callers, (416) 621-4642. The passcode for the live call and the replay is 6669212.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.
Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

Investor Contact:
John Deitzer
Vice President - Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 19, 2020 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (COVID-19) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, income tax expense (benefit), restructuring charges, stock-based compensation, certain legal matters, transaction costs, and other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of indemnified uncertain tax positions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month ("TTM") basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
(in thousands, except per share data)	December 25, 2020	December 27, 2019
Net sales	$511,082	$447,448
Cost of sales	321,891	330,604
Gross profit	189,191	116,844
Selling, general and administrative	61,078	56,215
Intangible asset amortization	8,260	8,113
Operating income	119,853	52,516
Interest expense, net	8,254	10,620
Other income, net	(431)	(234)
Income before income taxes	112,030	42,130
Income tax expense	26,964	7,340
Net income	$85,066	$34,790

Net income per share
Basic	$1.78	$0.72
Diluted	$1.75	$0.71

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	December 25, 2020	September 30, 2020
Assets
Current Assets:
Cash and cash equivalents	$280,420	$284,471
Accounts receivable, less allowance for current and expected credit losses of $2,455 and $3,168, respectively	350,255	298,242
Inventories, net	221,261	199,095
Prepaid expenses and other current assets	40,119	46,868
Total current assets	892,055	828,676
Property, plant and equipment, net	244,995	243,891
Intangible assets, net	248,835	255,349
Goodwill	189,984	188,239
Right-of-use assets, net	36,857	38,692
Deferred tax assets	955	687
Other long-term assets	892	2,991
Total Assets	$1,614,573	$1,558,525
Liabilities and Equity
Current Liabilities:
Accounts payable	$156,717	$142,601
Income tax payable	16,088	1,360
Accrued compensation and employee benefits	25,746	32,836
Customer liabilities	48,375	35,802
Lease obligations	11,753	15,786
Other current liabilities	50,825	47,785
Total current liabilities	309,504	276,170
Long-term debt	764,379	803,736
Long-term lease obligations	26,193	24,143
Deferred tax liabilities	24,517	22,525
Other long-term tax liabilities	1,536	1,619
Pension liabilities	38,706	40,023
Other long-term liabilities	12,391	11,899
Total Liabilities	1,177,226	1,180,115
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 46,624,975 and 47,407,023 shares issued and outstanding, respectively	467	475
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	488,815	487,223
Accumulated deficit	(14,114)	(64,154)
Accumulated other comprehensive loss	(35,241)	(42,554)
Total Equity	437,347	378,410
Total Liabilities and Equity	$1,614,573	$1,558,525

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in thousands)	December 25, 2020	December 27, 2019
Operating activities:
Net income	$85,066	$34,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,044	18,730
Deferred income taxes	1,117	3,088
Stock-based compensation	5,522	3,123
Amortization of right-of-use assets	3,352	3,627
Other adjustments to net income	1,703	2,855
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(45,382)	25,139
Inventories	(20,326)	(17,640)
Accounts payable	13,060	(14,898)
Other, net	23,120	(6,641)
Net cash provided by operating activities	86,276	52,173
Investing activities:
Capital expenditures	(8,229)	(9,809)
Insurance proceeds for property, plant and equipment	1,122	—
Acquisition of businesses, net of cash acquired	(7,186)	—
Other, net	35	15
Net cash used in investing activities	(14,258)	(9,794)
Financing activities:
Repayments of long-term debt	(40,000)	—
Issuance of common stock, net of shares withheld for tax	(3,927)	(2,981)
Repurchase of common stock	(35,037)	—
Other, net	(17)	(60)
Net cash used for financing activities	(78,981)	(3,041)
Effects of foreign exchange rate changes on cash and cash equivalents	2,912	1,382
(Decrease) increase in cash and cash equivalents	(4,051)	40,720
Cash and cash equivalents at beginning of period	284,471	123,415
Cash and cash equivalents at end of period	$280,420	$164,135
Supplementary Cash Flow information
Capital expenditures, not yet paid	$306	$618
Free Cash Flow:
Net cash provided by operating activities	$86,276	$52,173
Capital expenditures	(8,229)	(9,809)
Free Cash Flow:	$78,047	$42,364

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended
(in thousands)	December 25, 2020	December 27, 2019
Net income	$85,066	$34,790
Interest expense, net	8,254	10,620
Income tax expense	26,964	7,340
Depreciation and amortization	19,044	18,730
Restructuring charges	(2)	220
Stock-based compensation	5,522	3,123
Transaction costs	284	51
Other (a)	(8,142)	2,836
Adjusted EBITDA	$136,990	$77,710

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment , release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

ATKORE INTERNATIONAL GROUP INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	December 25, 2020			December 27, 2019
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$387,145	$133,273	34.4%	$324,547	$68,119	21.0%
Safety & Infrastructure	124,765	14,252	11.4%	123,508	18,727	15.2%
Eliminations	(828)			(607)
Consolidated operations	$511,082			$447,448

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended
(in thousands, except per share data)	December 25, 2020	December 27, 2019
Net income	$85,066	$34,790
Stock-based compensation	5,522	3,123
Intangible asset amortization	8,260	8,113
Other (a)	(8,142)	2,836
Pre-tax adjustments to net income	5,640	14,072
Tax effect	(1,410)	(3,518)
Adjusted net income	$89,296	$45,344

Diluted weighted average common shares outstanding	47,547	47,999
Net income per diluted share	$1.75	$0.71
Adjusted net income per diluted share	$1.88	$0.94

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment , release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

ATKORE INTERNATIONAL GROUP INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	December 25, 2020		September 30, 2020		June 26, 2020		March 27, 2020		December 27, 2019		September 30, 2019
Short-term debt and current maturities of long-term debt	$—		$—		$—		$—		$—		$—
Long-term debt	764,379		803,736		846,145		845,694		845,243		845,317
Total debt	764,379		803,736		846,145		845,694		845,243		845,317
Less cash and cash equivalents	280,420		284,471		237,309		137,202		164,135		123,415
Net debt	$483,959		$519,265		$608,836		$708,492		$681,108		$721,902

TTM Adjusted EBITDA (a)	$385,915		$326,635		$317,249		$342,007		$332,095		$324,408

Total debt/TTM Adjusted EBITDA	2.0	x	2.5	x	2.7	x	2.5	x	2.5	x	2.6	x
Net debt/TTM Adjusted EBITDA	1.3	x	1.6	x	1.9	x	2.1	x	2.1	x	2.1	x

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended June 26, 2020 can be found in Exhibit 99.1 to form 8-K filed August 4, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 27, 2020 can be found in Exhibit 99.1 to form 8-K filed May 5, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 27, 2019 can be found in Exhibit 99.1 to form 8-K filed February 4, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the years ended September 30, 2020 and September 30, 2019 can be found in Exhibit 99.1 to form 8-K filed November 19, 2020 and is incorporated by reference herein.

ATKORE INTERNATIONAL GROUP INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended December 25, 2020:

	TTM	Three months ended
(in thousands)	December 25, 2020	December 25, 2020	September 30, 2020	June 26, 2020	March 27, 2020
Net income	$202,578	$85,066	$54,241	$24,078	$39,193
Interest expense, net	37,696	8,254	9,457	9,421	10,564
Income tax expense	69,320	26,964	20,584	8,672	13,100
Depreciation and amortization	74,784	19,044	18,946	18,316	18,478
Restructuring charges	3,062	(2)	(55)	474	2,645
Stock-based compensation	15,463	5,522	3,762	1,656	4,523
Loss on the extinguishment of debt	273	—	273	—	—
Transaction costs	429	284	17	122	6
Other(a)	(17,690)	(8,142)	(9,029)	984	(1,503)
Adjusted EBITDA	$385,915	$136,990	$98,196	$63,723	$87,006

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment , release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

ATKORE INTERNATIONAL GROUP INC.
HISTORICAL SEGMENT INFORMATION
The tables below present Net sales for fiscal years ended 2020 and 2019 and the quarterly periods of fiscal 2020:

	Net sales
	Fiscal years ended
(in thousands)	September 30, 2020	September 30, 2019
Electrical	$1,270,547	$1,390,327
Safety & Infrastructure	497,523	527,511
Eliminations	(2,649)	(1,300)
Consolidated operations	$1,765,421	$1,916,538

	Net sales
	Three months ended
(in thousands)	September 30, 2020	June 26, 2020	March 27, 2020	December 27, 2019
Electrical	$350,631	$272,151	$323,218	$324,547
Safety & Infrastructure	127,505	113,380	133,130	123,508
Eliminations	(716)	(632)	(694)	(607)
Consolidated operations	$477,420	$384,899	$455,654	$447,448

The tables below present Adjusted EBITDA for fiscal years ended 2020 and 2019 and the quarterly periods of fiscal 2020:

	Adjusted EBITDA
	Fiscal years ended
(in thousands)	September 30, 2020	September 30, 2019
Electrical	$292,809	$285,217
Safety & Infrastructure	$67,821	$77,407

	Adjusted EBITDA
	Three months ended
(in thousands)	September 30, 2020	June 26, 2020	March 27, 2020	December 27, 2019
Electrical	$91,908	$55,549	$77,233	$68,119
Safety & Infrastructure	$17,056	$14,150	$17,888	$18,727